East West Bancorp and Standard Bank
Enter Into Definitive Agreement for Strategic Merger

FOR FURTHER INFORMATION AT THE COMPANY:
Julia Gouw
Chief Financial Officer
(626) 583-3512

SAN MARINO, CA - December 28, 2005 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation's premier community banks, and Standard Bank, a $914 million asset federal savings bank headquartered in Monterey Park, California, today announced that they have entered into a definitive agreement for a strategic merger of East West Bank and Standard Bank.

Standard Bank has a long and proud history of strong financial performance and of focusing on the ethnic Chinese-American market. Standard Bank, which opened on Chinese New Year in 1982, has been recognized as one of the top ten performing thrifts in the country for most of the past two decades. It has five branches located in the San Gabriel Valley area of Los Angeles County and one branch located in Chinatown in the City of Los Angeles. As of September 30, 2005, Standard Bank had total assets of approximately $914 million, total loans of approximately $528 million and total deposits of approximately $729 million. East West Bank will, through this combination, enhance its already strong franchise in the ethnic Chinese-American retail and commercial markets.

Dominic Ng, Chairman, President and CEO of East West Bank, commented, "We look forward to joining forces with Standard Bank and we welcome their customers and employees. The strategic combination of our two businesses and the potential synergies for and compatibility of our customers, employees and shareholders will be of great benefit to all three groups. On both a personal and professional note, I am also very pleased that John Lee, the Chairman and President of Standard Bank, will be re-joining East West as Vice Chairman. John, in addition to being one of the co-founders of Standard Bank, was the original general manager of East West Bank and helped open East West at its founding over 30 years ago.”

John Lee, Chairman and President of Standard Bank, said, "Standard Bank and East West Bank have compatible business plans, philosophies, employees and customers. The combination with East West will enable us to continue to serve our Chinese-American market with enhanced capabilities and also to realize our goal of growing and expanding into the mainstream and other ethnic markets. Among the strategic alternatives available to us, our Board of Directors has determined that a strategic merger with East West offered our shareholders the best long term value as we continue to successfully serve our core customer base in partnership with East West as part of a larger combined business.”

Under the terms of the definitive agreement, the shareholders of Standard Bank will receive a value of 2 times book value, subject to certain adjustments. The merger consideration is calculated on the basis of September 30, 2005 book value and is approximately $204 million. The shareholders of Standard Bank will receive a minimum of 65% and up to 100% of the merger consideration in shares of East West Bancorp common stock. The transaction has been approved by the boards of directors of both banks. The transaction, which is anticipated to close toward the end of the first quarter of 2006, is subject to customary closing conditions, approval of the shareholders of Standard Bank, and of the receipt of required regulatory approvals. The estimated impact of the acquisition for the combined business of East West during 2006 is expected to be approximately $0.02 per share. Combined assets of the two banks, based on September 30, 2005 financials, is $8.8 billion.

About East West

East West Bancorp is a publicly owned company, with $7.9 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol "EWBC". The company's wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 56 total branch locations. East West Bank serves the community with 55 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.